News Release		Exhibit 99.2

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES
2009 FULL-YEAR AND FOURTH-QUARTER RESULTS

Weak economic environment continued to impact results

HOUSTON, Jan. 21, 2010 – Continental Airlines (NYSE: CAL) today announced a 2009 full-year net loss of $282 million ($2.18 diluted loss per share).  Excluding $145 million of previously announced special charges, and a $158 million non-cash income tax benefit, Continental recorded a net loss of $295 million ($2.28 diluted loss per share) for the year.
For the fourth quarter of 2009, Continental reported a fourth quarter net income of $85 million ($0.60 diluted earnings per share).  Excluding $77 million of previously announced special charges, and a $158 million non-cash income tax benefit, Continental recorded a fourth quarter net income of $4 million ($0.03 diluted earnings per share).
Full-year 2009 and fourth-quarter results continued to be adversely affected by declines in high yield traffic due to the global recession.
“My co-workers have done a superb job working through enormous challenges in 2009, while providing the best customer service and product in the business,” said Jeff Smisek, Continental’s chairman, president and chief executive officer.  “While we are seeing some business traffic increasing, we likely have a long and slow road to recovery.  We remain focused on achieving and maintaining profitability.”
Fourth Quarter Revenue and Capacity
Total revenue for the fourth quarter of 2009 was $3.2 billion, a decrease of 8.3 percent compared to the same period in 2008.  Passenger revenue for the fourth quarter fell 9.5 percent ($296 million) compared to the same period in 2008 due to lower yields.
Consolidated revenue passenger miles (RPMs) for the fourth quarter of 2009 increased 3.5 percent on a capacity (available seat mile, ASM) decrease of 0.6 percent year-over-year.
Consolidated load factor was a fourth quarter record 82.0 percent, 3.3 points higher than the fourth quarter of 2008.  Consolidated yield for the quarter decreased 12.6 percent year-over-year.  As a result, fourth quarter 2009 consolidated passenger revenue per available seat mile (RASM) decreased 9.0 percent year-over-year.
Mainline RPMs in the fourth quarter of 2009 increased 3.7 percent on a mainline capacity decrease of 0.5 percent year-over-year.
Mainline load factor of 82.6 percent was also a fourth quarter record, up 3.3 points year-over-year.  Continental’s mainline yield decreased 13.6 percent in the fourth quarter over the same period in 2008.  As a result, fourth quarter 2009 mainline RASM was down 9.9 percent compared to the fourth quarter of 2008.
Passenger revenue for the fourth quarter of 2009 and period-to-period comparisons of related statistics by geographic region for the company’s mainline operations and regional operations are as follows:
	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Fourth Quarter 2009 vs. Fourth Quarter 2008
		Passenger Revenue	ASMs	RASM	Yield

	$1,166	(9.8)%	0.4%	(10.2)%	(12.3)%
Trans-Atlantic	548	(16.3)%	(11.0)%	(6.0)%	(14.8)%
Latin America	357	(8.1)%	5.5%	(12.9)%	(14.6)%
Pacific	234	(1.2)%	16.1%	(14.9)%	(16.5)%
Total Mainline	$2,305	(10.4)%	(0.5)%	(9.9)%	(13.6)%

Regional	$ 502	(5.4)%	(1.4)%	(4.0)%	(7.5)%

Consolidated	$2,807	(9.5)%	(0.6)%	(9.0)%	(12.6)%

Cargo revenue in the fourth quarter of 2009 decreased 6.1 percent ($7 million) compared to the same period in 2008, principally due to lower year-over-year fuel surcharges.   Other revenue during the fourth quarter of 2009 was $14 million higher than the prior year due primarily to higher bag fee revenue.
Fourth Quarter Operations
Continental’s employees earned a total of $3 million in cash incentives for on-time performance during the quarter.  The company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 77.2 percent and a systemwide mainline segment completion factor of 99.4 percent during the quarter.
Global Reach with Star Alliance
Continental Airlines joined Star Alliance in the fourth quarter of 2009, providing significantly improved benefits to customers including access to the world’s largest airline network and reciprocal frequent flier and airport lounge benefits with Star Alliance’s 25 other member airlines around the world.
“Thanks to the focus and hard work of my co-workers, we successfully transitioned to Star Alliance,” said Jim Compton, Continental’s executive vice president and chief marketing officer.  “Our hubs are a perfect fit for Star Alliance and our customers now enjoy a network second to none.”
To enhance connectivity with Star Alliance member carriers, Continental launched nonstop service between Houston and Frankfurt, Germany on Nov. 1, 2009 and announced that it will launch daily nonstop service between its New York hub at Newark Liberty International Airport and Munich beginning March 27, 2010.  Also in connection with joining Star Alliance, the company began service to several new destinations during the quarter, including nonstop service between Houston and Edmonton, Canada, and daily nonstop service from Houston and Cleveland to Washington Dulles International Airport.  In addition, Continental began new service from Guam and Honolulu to Nadi, Fiji on Dec. 18, 2009.
To facilitate easy connections between Continental’s flights and those of other Star Alliance airlines, Continental successfully relocated its operations at several key airports, including Chicago, Frankfurt, Narita, Honolulu and Beijing.
Continental, United and All Nippon Airways (ANA) filed an application with the DOT for antitrust immunity to enable the three carriers to create a more efficient and comprehensive trans-Pacific network, generating substantial service and pricing benefits for consumers.  The trans-Pacific joint venture – the first of its kind between the U.S. and Asia – will also enable Continental, United and ANA to compete more effectively with other global alliances, each of which has a significant presence in Tokyo.
Notable Product Enhancements
Continental’s first aircraft with new flat-bed BusinessFirst seats took to the skies in the fourth quarter of 2009, with installation complete on three aircraft; two Boeing 777s and a 757-200.  Flat-bed seats are being installed on Continental’s entire fleet of Boeing 777, 757-200, 767-200 and substantially all of its 767-400 aircraft, and on its Boeing 787 fleet as the aircraft are delivered to Continental.
Continental continued to install DIRECTV® on its aircraft during the quarter, with the new service now offered on 53 aircraft.  DIRECTV® offers customers the choice of more than 100 channels of live television and previously recorded programming. The company has completed installation of DIRECTV® on its Boeing 737-900ER fleet and expects to complete installation of DIRECTV® on its entire fleet of Boeing 737 Next-Generation aircraft by the end of 2010.
Continental announced that this summer, it will begin installing Gogo Inflight Internet service on its fleet of 21 Boeing 757-300 aircraft.
Cashless cabin was introduced to Continental’s customers in the fourth quarter of 2009. Flight crews now accept credit and debit cards exclusively for on-board purchases (except duty-free) on Continental flights.
Continental was recognized many times for its product and services during the fourth quarter of 2009.  The company was named the Best Large Domestic Airline for Premium Class and Best Value for the Money (International) among all airlines in Zagat’s 2009 Airline Survey.  Continental won top honors in two categories in the 2009 OAG Airline Industry Awards, “Best Executive/Business Class” and “Best Airline Based in North America” and Continental outranked its U.S. network competitors to take top honors in Business Travel News’ Annual Airline Survey for the second consecutive year.
Fourth Quarter Costs
Due primarily to significantly lower jet fuel costs, Continental’s mainline cost per available seat mile (CASM) decreased 8.6 percent in the fourth quarter compared to the same period last year.  The average mainline price of a gallon of fuel dropped 31.7 percent year-over-year and mainline fuel consumption fell by 1.5 percent.  Holding fuel rate constant and excluding special charges, fourth quarter 2009 mainline CASM increased 1.4 percent compared to the fourth quarter of 2008, on a mainline ASM decline of 0.5 percent.
“Our entire team has done an excellent job holding the line on costs and working more efficiently,” said Zane Rowe, Continental’s executive vice president and chief financial officer.  “As you see with our new aircraft, flat-bed seats, DIRECTV® and audio video on demand, we will continue to invest in our product where it makes sense.”
Fuel expense for the quarter declined $388 million (32.4 percent) compared to the same period in 2008 as a result of a decrease in fuel prices and lower volumes.
Fleet Changes Continue to Improve Efficiency
Continental continued to improve fuel efficiency during the quarter by retiring older aircraft and adding modern, fuel-efficient aircraft to its fleet.  During the quarter, the company took delivery of one new Boeing 737-900ER and three leased Boeing 757-300 aircraft.  In addition, Continental removed from service four older Boeing 737-300 aircraft. Continental’s young, fuel-efficient fleet continues to provide a natural hedge against the cost of jet fuel.
Continental continued to install winglets on its fleet of Boeing 757-300 aircraft.  All of the company’s 737-500s, 700s, 800s, 900s and 757-200s have winglets.  The company expects to complete installation of winglets on its entire narrowbody fleet by the end of the second quarter of 2010.
Continental is scheduled to take delivery of 12 Boeing 737 aircraft and two Boeing 777 aircraft in 2010, and expects to take delivery of one leased Boeing 757-300 aircraft in the first quarter of 2010.  By the end of the first quarter of 2010, the company expects to remove from service its last three Boeing 737-300 aircraft.
Cash and Liquidity
Continental ended the fourth quarter with $2.86 billion in unrestricted cash and short-term investments.
During the fourth quarter, Continental completed the sale of $644 million of enhanced equipment trust certificates to be secured by a total of 19 owned aircraft.   A portion of the proceeds from the sale of the certificates will be used to finance the company’s purchase of nine new Boeing
737-800 and two Boeing 777 aircraft and the remainder of the proceeds will be used for general corporate purposes.  The funds are expected to be received in the first half of 2010.
Also in the fourth quarter, the company issued $230 million of 4.5% convertible debt.  The notes mature on Jan. 15, 2015, and are convertible into Continental’s common stock at an initial conversion price of approximately $19.87 per share.
2009 in Review
During 2009, Continental took a number of steps to strengthen its cash balance and competitive position, and continued to distinguish itself from competitors. Continental:
•	Raised approximately $1.7 billion through the issuance of enhanced equipment trust certificates, other new secured borrowings, convertible debt and common stock.
•
Inaugurated daily nonstop service between New York and Shanghai, linking the world’s leading financial center and top business and tourism destination with China’s center for finance and trade. In addition, Continental began daily nonstop service between its Houston hub and Frankfurt and between Houston and Rio de Janeiro.

•	Took delivery of 13 Boeing 737-900ER and three leased Boeing 757-300 aircraft. In addition, the company removed from service 20 Boeing 737-300 aircraft and eight Boeing 737-500 aircraft.
•
Delivered solid operational performance, operating 101 days without a single mainline flight cancellation.  The company recorded a DOT mainline segment completion factor of 99.5 percent and a systemwide on-time arrival rate of 78.8 percent for the year.

•	Rated as the top airline on FORTUNE magazine’s World’s Most Admired Airline on its 2009 list of World’s Most Admired Companies for the sixth consecutive year.
•	Became the first commercial carrier to successfully demonstrate the use of sustainable biofuel to power an aircraft in North America.
•	Paid employees $25 million ($595 per employee) in cash incentive payments for monthly on-time performance.
•
Contributed $176 million to its defined benefit pension plans.  In addition, the company contributed $34 million to its defined benefit pension plans in January 2010.  Since the beginning of 2002, Continental has contributed approximately $1.8 billion to its defined benefit pension plans.

•
Provided scholarships to 210 employees and dependents through the Continental Scholarship Fund, which is the largest number of awards ever made by the fund.  Since 2002, the scholarship fund has assisted 1,235 employees or their dependents.  Scholarship funds are donated by employees and raised by the Continental Management Association.

•	Donated nearly $1 million through Continental’s WE CARE Employee Fund, which assisted 437 employees in times of need.
Corporate Background
Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,500 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 135 international destinations.   Continental is a member of Star Alliance, which overall offers 19,700 daily flights to 1,077 airports in 175 countries through its 26 member airlines.  With more than 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.
Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.
This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, the company's transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation,  industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS (A)
(In millions, except per share data) (Unaudited)

	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2009	2008		2009	2008

Operating Revenue:
Passenger (excluding fees and taxes of $355, $345, $1,476 and $1,531)	$2,807	$3,103	(9.5)%	$11,138	$13,737	(18.9)%
Cargo	107	114	(6.1)%	366	497	(26.4)%
Other	268	254	5.5%	1,082	1,007	7.4%
	3,182	3,471	(8.3)%	12,586	15,241	(17.4)%

Operating Expenses:
Aircraft fuel and related taxes (B)	809	1,197	(32.4)%	3,317	5,919	(44.0)%
Wages, salaries and related costs	779	760	2.5%	3,137	2,957	6.1%
Aircraft rentals	229	240	(4.6)%	934	976	(4.3)%
Regional capacity purchase, net (B)	206	221	(6.8)%	848	1,059	(19.9)%
Landing fees and other rentals	194	210	(7.6)%	841	853	(1.4)%
Distribution costs	157	159	(1.3)%	624	717	(13.0)%
Maintenance, materials and repairs	144	135	6.7%	617	612	0.8%
Depreciation and amortization	141	111	27.0%	494	438	12.8%
Passenger services	91	91	-	373	406	(8.1)%
Special charges (C)	77	40	NM	145	181	NM
Other	354	332	6.6%	1,402	1,437	(2.4)%
	3,181	3,496	(9.0)%	12,732	15,555	(18.1)%

Operating Income (Loss)	1	(25)	NM	(146)	(314)	(53.5)%

Nonoperating Income (Expense):
Interest expense	(93)	(97)	(4.1)%	(367)	(376)	(2.4)%
Interest capitalized	8	8	-	33	33	-
Interest income	2	8	(75.0)%	12	65	(81.5)%
Other, net	10	(161)	NM	29	(103)	NM
	(73)	(242)	(69.8)%	(293)	(381)	(23.1)%

Loss before Income Taxes	(72)	(267)	(73.0)%	(439)	(695)	(36.8)%
Income Tax Benefit (Expense) (D)	157	(2)	NM	157	109	44.0%

Net Income (Loss)	$ 85	$ (269)	NM	$ (282)	$ (586)	(51.9)%

Earnings (Loss) per Share:
Basic	$ 0.61	$ (2.35)	NM	$ (2.18)	$ (5.54)	(60.6)%
Diluted	$ 0.60	$ (2.35)	NM	$ (2.18)	$ (5.54)	(60.6)%

Shares used for Computation:
Basic	138	114	21.1%	129	106	21.7%
Diluted	142	114	24.6%	129	106	21.7%

(A)
On January 1, 2009, Continental adopted the Cash Conversion Subsections of the Financial Accounting Standards Board’s Accounting Standards Codification Subtopic 470-20, “Debt with Conversion and Other Options – Cash Conversion,” which clarify the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The financial statements for the three months and year ended December 31, 2008, have been adjusted to reflect the company’s adoption of this standard.

(B)
Expense related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements is now included in aircraft fuel and related taxes, whereas it was previously reported in regional capacity purchase, net.  Reclassifications have been made in these financial statements to conform to the company’s current presentation.  These reclassifications do not affect operating loss or net loss for any period.

(C)	Operating Expenses: Special Charges. Includes the following (in millions):

		Three Months Ended December 31,		Year Ended December 31,
		2009	2008	2009	2008

	Aircraft-related charges	$36	$ (5)	$ 89	$ 40
	Pension settlement charges	29	44	29	52
	Severance	-	1	5	34
	Route impairment and other	12	-	22	55
	Special charges	$77	$ 40	$145	$ 181

(D)
Income taxes. The company recorded a $158 million non-cash income tax benefit from continuing operations during the fourth quarter of 2009.  Under current accounting rules, the company is required to consider all items (including items recorded in other comprehensive income) in determining the amount of tax benefit that results from a loss from continuing operations and that should be allocated to continuing operations.  As a result, the Company will record a tax benefit on the loss from continuing operations for the year, which will be exactly offset by income tax expense on other comprehensive income.  However, while the income tax benefit from continuing operations is reported on the income statement, the income tax expense on other comprehensive income is recorded directly to other comprehensive income, which is a component of stockholders’ equity.  Because the income tax expense on other comprehensive income is equal to the income tax benefit from continuing operations, the company’s year-end net deferred tax position is not impacted by this tax allocation.  The company also recorded $1 million of tax expense related to state and foreign tax expense.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended December 31,		% Increase (Decrease)	Year Ended December 31,		% Increase (Decrease)
	2009	2008		2009	2008

Mainline Operations:
Passengers (thousands)	10,954	10,968	(0.1)%	45,573	48,682	(6.4)%
Revenue passenger miles (millions)	19,235	18,548	3.7%	79,824	82,806	(3.6)%
Available seat miles (millions)	23,288	23,402	(0.5)%	97,407	102,527	(5.0)%
Cargo ton miles (millions)	284	236	20.3%	948	1,005	(5.7)%

Passenger load factor:
Mainline	82.6%	79.3%	3.3 pts.	81.9%	80.8%	1.1 pts.
Domestic	84.6%	82.6%	2.0 pts.	84.8%	83.3%	1.5 pts.
International	80.5%	75.8%	4.7 pts.	79.2%	78.2%	1.0 pts.

Passenger revenue per available seat mile (cents)	9.90	10.99	(9.9)%	9.49	11.10	(14.5)%
Total revenue per available seat mile (cents)	11.44	12.51	(8.6)%	10.92	12.51	(12.7)%
Average yield per revenue passenger mile (cents)	11.98	13.87	(13.6)%	11.58	13.75	(15.8)%
Average fare per revenue passenger	$212.04	$236.87	(10.5)%	$204.89	$236.26	(13.3)%

Cost per available seat mile (CASM) (cents) (A)	11.22	12.27	(8.6)%	10.75	12.44	(13.6)%
Special charges per available seat mile (cents)	0.28	0.17	NM	0.13	0.15	NM
CASM, holding fuel rate constant and excluding special charges (cents)	12.27	12.10	1.4%	12.48	12.29	1.5%

Average price per gallon of fuel, including fuel taxes	$2.00	$2.93	(31.7)%	$1.98	$3.27	(39.4)%
Fuel gallons consumed (millions)	334	339	(1.5)%	1,395	1,498	(6.9)%

Aircraft in fleet at end of period (B)	337	350	(3.7)%	337	350	(3.7)%
Average length of aircraft flight (miles)	1,552	1,489	4.2%	1,550	1,494	3.7%
Average daily utilization of each aircraft (hours)	10:12	10:14	(0.5)%	10:37	11:06	(4.4)%

Regional Operations:
Passengers (thousands)	4,304	4,215	2.1%	17,236	18,010	(4.3)%
Revenue passenger miles (millions)	2,327	2,277	2.2%	9,312	9,880	(5.7)%
Available seat miles (millions)	3,002	3,046	(1.4)%	12,147	12,984	(6.4)%
Passenger load factor	77.5%	74.7%	2.8 pts.	76.7%	76.1%	0.6 pts.
Passenger revenue per available seat mile (cents)	16.74	17.44	(4.0)%	15.59	18.14	(14.1)%
Average yield per revenue passenger mile (cents)	21.59	23.33	(7.5)%	20.34	23.83	(14.6)%
Aircraft in fleet at end of period (C)	264	282	(6.4)%	264	282	(6.4)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	15,258	15,183	0.5%	62,809	66,692	(5.8)%
Revenue passenger miles (millions)	21,562	20,825	3.5%	89,136	92,686	(3.8)%
Available seat miles (millions)	26,290	26,448	(0.6)%	109,554	115,511	(5.2)%
Passenger load factor	82.0%	78.7%	3.3 pts.	81.4%	80.2%	1.2 pts.
Passenger revenue per available seat mile (cents)	10.68	11.73	(9.0)%	10.17	11.89	(14.5)%
Average yield per revenue passenger mile (cents)	13.02	14.90	(12.6)%	12.50	14.82	(15.7)%
Average price per gallon of fuel including fuel taxes	$2.00	$2.91	(31.3)%	$1.97	$3.27	(39.8)%
Fuel gallons consumed (millions)	405	411	(1.5)%	1,681	1,809	(7.1)%

(A)	Includes impact of special charges.

(B)	Excludes ten grounded Boeing 737-300 aircraft, seven grounded Boeing 737-500 aircraft and two leased Boeing 757-300 aircraft delivered but not yet placed in service at December 31, 2009.

(C)
Consists of aircraft operated under capacity purchase agreements with Continental's regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 25 EMB-135 that are temporarily grounded aircraft and 32 ERJ-145 aircraft and five EMB-135 aircraft subleased to other operators but are not operated on the company’s behalf at December 31, 2009.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Income (Loss) (in millions)	Three Months Ended December 31, 2009	Year Ended December 31, 2009

Net income (loss)	$ 85	$(282)

Special items:
Special charges (net of tax of $0)	77	145
Income tax benefit	(158)	(158)

Net income (loss), excluding special items (A)	$ 4	$(295)

Earnings (Loss) per Share	Three Months Ended December 31, 2009	Year Ended December 31, 2009

Diluted earnings (loss) per share	$ 0.60	$(2.18)

Special items:
Special charges	0.54	1.12
Income tax benefit	(1.11)	(1.22)

Diluted earnings (loss) per share, excluding special items (A)	$ 0.03	$(2.28)

	2009	2008		2009	2008

Cost per available seat mile (CASM)	11.22	12.27	(8.6)%	10.75	12.44	(13.6)%

Less: Special charges	(0.28)	(0.17)	NM	(0.13)	(0.15)	NM

CASM, excluding special charges (A)	10.94	12.10	(9.6)%	10.62	12.29	(13.6)%

Less: Current year fuel cost per available seat mile (B)	(2.86)	-	NM	(2.83)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	4.19	-	NM	4.69	-	NM

CASM, holding fuel rate constant and excluding special charges (A)	12.27	12.10	1.4%	12.48	12.29	1.5%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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